Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Time Warner Inc. ("Time Warner") on Form S-8 pertaining to the TWC Savings Plan of our reports dated February 23, 2006, with respect to the consolidated financial statements, schedule and supplementary information of Time Warner and management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Time Warner included in Time Warner's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.


                                        Ernst & Young LLP

New York, New York
February 23, 2006